As filed with the Securities and Exchange Commission on October 2, 2023
Registration No. 333-197627
Registration No. 333-262705
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8 REGISTRATION STATEMENT
and
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-197627 OF NORTHWESTERN CORPORATION
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-262705 OF NORTHWESTERN CORPORATION
UNDER THE SECURITIES ACT OF 1933

NorthWestern Energy Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	93-2020320 (I.R.S. Employer Identification No)

3010 W. 69th Street Sioux Falls, South Dakota (Address of Principal Executive Offices)	57108 (Zip Code)

NorthWestern Energy Group, Inc. Amended and Restated Equity Compensation Plan
(Full title of the plan)

Shannon M. Heim
Vice President and General Counsel
NorthWestern Corporation
3010 W. 69th Street
Sioux Falls, South Dakota 57108
(Name and address of agent for service)
(605) 978-2900
(Telephone number, including area code, of agent for service)

Copy to:
Robert Joseph, Esq.
Husch Blackwell LLP
120 S Riverside Plaza, Suite 2200
Chicago, Illinois 60606
Tel: 312.526.1536
Fax: 312.655.1501

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
This Form S-8 Registration Statement also acts as a Post-Effective Amendment No. 1 (this “Post-Effective Amendment No. 1”) to the following Registration Statements on Form S-8 (the “Registration Statements”):
1.File Number 333-197627 filed on July 25, 2014.
2.File Number 333-262705 filed on February 14, 2022.
This Post-Effective Amendment No. 1 is filed by NorthWestern Energy Group, Inc. (the “Company” or the “Registrant”) pertaining to the registration of 1,300,000 shares of common stock, par value $0.01 per share (the “Common Stock”), issuable under the NorthWestern Energy Group, Inc. Amended and Restated Equity Compensation Plan (f/k/a the NorthWestern Corporation Amended and Restated Equity Compensation Plan, the NorthWestern Corporation Amended and the Restated 2005 Long-Term Incentive Plan and the NorthWestern Corporation 2005 Long-Term Incentive Plan) (the “Plan”).
This Post-Effective Amendment No. 1 is being filed by the Company pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), to reflect the holding company reorganization (the “Merger”) of NorthWestern Corporation, d/b/a NorthWestern Energy (the “Predecessor Company”). The Merger was completed on October 2, 2023, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of October 2, 2023, by and among the Predecessor Company, the Registrant and NorthWestern Energy Merger Company (“Merger Sub”), which resulted in the Registrant owning all of the outstanding capital stock of the Predecessor Company. Pursuant to the Merger, Merger Sub, a direct, wholly-owned subsidiary of the Registrant and an indirect, wholly-owned subsidiary of the Predecessor Company, merged with and into the Predecessor Company, with the Predecessor Company surviving as a direct, wholly-owned subsidiary of the Registrant. The Merger was conducted pursuant to Section 251(g) of the General Corporation Law of the State of Delaware, which provides for the formation of a holding company without a vote of the stockholders of the constituent corporation. As a result of the Merger, the Registrant became the successor issuer to the Predecessor Company pursuant to Rule 12g-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
In the Merger, each share of each class of stock of the Predecessor Company issued and outstanding immediately prior to the Merger automatically converted into an equivalent corresponding share of stock of the Company, having the same designations, rights, powers and preferences and the qualifications, limitations and restrictions as the corresponding share of stock of the Predecessor Company being converted. Accordingly, upon consummation of the Merger, the Predecessor Company’s then-current stockholders became stockholders of the Company. In connection with the Merger, the Registrant assumed the Plan and all of the outstanding equity awards under the Plan. Each outstanding equity award assumed by the Registrant under the Plan is issuable upon the same terms and conditions as were in effect immediately prior to the completion of the Merger, except that all such equity awards now entitle the holder thereof to acquire the Common Stock of the Registrant.
The Registrant is filing Post-Effective Amendment No. 1 pursuant to Rule 414 under the Securities Act solely to update the Registration Statement as a result of the Merger. In accordance with Rule 414(d) under the Securities Act, except as modified by this Post-Effective Amendment No. 1, the Registrant, now as successor issuer to the Predecessor Company pursuant to Rule 12g-3 of the Exchange Act, hereby expressly adopts the Registration Statement as its own registration statement for all purposes of the Securities Act and the Exchange Act, as updated by subsequent filings under the Exchange Act.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The documents containing the information specified in this Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.Incorporation of Documents by Reference.
The following documents filed by the Registrant (or by the Predecessor Company prior to the Merger) with the Commission are incorporated by reference herein as of their respective dates of filing:
•The Predecessor Company’s Annual Report on Form 10-K for the year ended December 31, 2022.
•The Predecessor Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023 and June 30, 2023.
•The Predecessor Company’s Current Reports on Form 8-K filed on January 5, 2023, January 17, 2023, February 23, 2023, April 5, 2023, April 5, 2023, May 3, 2023, May 5, 2023, June 7, 2023, June 9, 2023, June 15, 2023, July 6, 2023, and October 2, 2023, and the Registrant’s Current Report on Form 8-K filed on October 2, 2023.
•The description of the Registrant’s Common Stock contained in Exhibit 99(b) to its Current Report on Form 8-K as filed with the Commission on October 2, 2023, and any amendment or report filed for the purpose of updating such description.
All documents filed by the Registrant with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this registration statement, and prior to the filing of a post-effective amendment (other than information deemed to have been “furnished” rather than “filed” in accordance with the Commission’s rules) which indicates that all of the shares of Common Stock offered by this registration statement hereby have been sold or which deregisters all such shares of Common Stock then remaining unsold, shall be deemed to be incorporated by reference in and to be a part of this registration statement from the date of filing of such documents, except as to any portion of any future annual or quarterly report to stockholders or document that is not deemed filed under such provisions. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
Item 4.Description of Securities.
Not applicable.
Item 5.Interests of Named Experts and Counsel.
Not applicable.

Item 6.Item 6. Indemnification of Directors and Officers.
Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”), enables a corporation incorporated in the State of Delaware to eliminate or limit, through provisions in its original or amended certificate of incorporation, the personal liability of a director for violations of the director’s fiduciary duties, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) any liability imposed pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit. The Registrant’s certificate of incorporation does contain provisions limiting the liability of the Registrant’s officers and directors consistent with Section 102(b)(7) of the DGCL.
Section 145 of the DGCL provides that a corporation incorporated in the State of Delaware may indemnify any person or persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee, or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, for criminal proceedings, had no reasonable cause to believe that the challenged conduct was unlawful. A corporation incorporated in the State of Delaware may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must provide indemnification against the expenses that such officer or director actually and reasonably incurred.
Indemnification Agreements
The Registrant currently has no indemnification agreements with any of its current directors or senior executives. In the past, the Predecessor Company had indemnification agreements with certain of its then current directors and senior executives. The indemnification agreements generally required the Predecessor Company to indemnify and hold such persons harmless to the greatest extent permitted by law for liabilities arising out of such person’s service to the Predecessor Company as a director or manager, if such person acted in good faith and in a manner that the person reasonably believed to be in or not opposed to the Predecessor Company’s best interests and, with respect to criminal proceedings, if the person had no reasonable cause to believe that his or her conduct was unlawful. In addition, the indemnification agreements provided that the Predecessor Company will make an advance payment of expenses to such person who has entered into an indemnification agreement, if such person requests such advance payment of expenses related to attorney fees and/or court costs, in connection with any proceeding relating to any fact or occurrence arising from or relating to events or occurrences specified in this paragraph.
Insurance
Section 145(g) of the DGCL authorizes a corporation incorporated in the State of Delaware to provide liability insurance for directors and officers for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers of the corporation. The Registrant maintains a policy insuring its directors and officers and directors and officers of its subsidiary companies, to the extent they may be required or permitted to indemnify such directors or officers, against certain liabilities arising from acts or omission in the discharge of their duties that they shall become legally obligated to pay.
Item 7.Exemption From Registration Claimed.
Not applicable.

Item 8. Exhibits.

Exhibit No.	Description
*4.1	Amended and Restated Certificate of Incorporation of NorthWestern Energy Group, Inc. dated October 2, 2023.
*4.2	Amended and Restated Bylaws of NorthWestern Energy Group, Inc.
4.3
NorthWestern Energy Group, Inc. Amended and Restated Equity Compensation Plan (f/k/a the NorthWestern Corporation Amended and Restated Equity Compensation Plan, the NorthWestern Corporation Amended and Restated 2005 Long-Term Incentive Plan and the NorthWestern Corporation 2005 Long-Term Incentive Plan), as amended (incorporated by reference to Appendix A of Predecessor Company’s Proxy Statement filed on March 5, 2021, Commission File No. 1-10499).

*5.1	Opinion of Timothy P. Olson, internal counsel to Registrant.
*23.1	Consent of Timothy P. Olson to the filing of its opinion as an exhibit to this registration. Statement (included in Exhibit 5.1).
*23.2	Consent of Deloitte & Touche LLP.
*24.1	Power of Attorney
*107	Filing Fee Table
__________________
*Filed herewith
Item 9. Undertakings.
(a)The undersigned Registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
(2)That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment to the Registration Statement on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sioux Falls, State of South Dakota on the 2nd day of October, 2023.

NORTHWESTERN ENERGY GROUP, INC.

By:	/s/ Brian B. Bird
Brian B. Bird
President and Chief Executive Officer
Pursuant to the requirements of the Securities Act, this Post-Effective Amendment has been signed as of October 2, 2023 by the following persons in the capacities indicated.

Signature	Title

*	Chairman of the Board
Dana J. Dykhouse

/s/ Brian B. Bird	President, Chief Executive Officer and Director (Principal Executive Officer)
Brian B. Bird

*	Vice President and Chief Financial Officer (Principal Financial Officer)
Crystal D. Lail

*	Controller (Principal Accounting Officer)
Jeffrey B. Berzina

*	Director
Anthony T. Clark

*	Director
Jan R. Horsfall

*	Director
Britt E. Ide

*	Director
Linda G. Sullivan

*	Director
Mahvash Yazdi

*	Director
Jeffrey W. Yingling

*	Director
Sherina Maye Edwards

*	Director
Kent T. Larson

*By	/s/ Brian B. Bird
Brian B. Bird
Attorney-in-Fact